                                                                  EXHIBIT 10.2

               AGREEMENT CONCERNING AMENDMENT TO CREDIT AGREEMENT


This Agreement dated as of December 9, 1999 by and between Preferred Networks, Inc., formerly a Delaware corporation and presently reincorporated in the State of Georgia ("PNI") and Glenayre Electronics, Inc. ("Glenayre").

                              STATEMENT OF PURPOSE

PNI and Glenayre entered into that certain Promissory Note and Credit Agreement dated as of January 26, 1996 (herein with all amendments, riders and modifications thereto and any accompanying notes, collectively referred to as the "Credit Agreement"). It is contemplated that PNI will sell all or substantially all of its shares of common stock in EPS WIRELESS, INC. ("EPS"), a Georgia corporation and a wholly-owned subsidiary of PNI to Celestica Corporation (the "Sale") pursuant to that certain Share Purchase Agreement dated as of December 10, 1999, as amended ("Share Purchase Agreement"). PNI wishes to obtain Glenayre's consent to a proposed sale of EPS and to modify the certain terms of the Credit Agreement. Glenayre is willing to enter into this Agreement in return for an in reliance on PNI's covenants, reaffirmations and obligations, contained herein and only on the terms and conditions of this Agreement.

NOW THEREFORE, for and in consideration of the premises, the mutual covenants contained herein and Glenayre's reliance hereon and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions. Capitalized terms not otherwise specifically defined herein shall have the same meaning as given them in the Credit Agreement.

2. No Collateral. PNI represents and warrants to Glenayre that PNI remains and shall remain after the Sale the sole legal and beneficial owner of all items of the Collateral, with good and marketable title thereto, free and clear of all encumbrances (except for Collateral which PNI has sold and for which PNI has paid Glenayre the proceeds as required by the Credit Agreement).

3. Amendments to the Credit Agreement and Notes Effective only upon Timely Fulfillment of the "Amendment Conditions". Upon Glenayre's determination, in its sole discretion, that each and all of the "Amendment Conditions" (as that term is defined in Section 5 below) have been fulfilled in accordance with the terms and conditions hereof by no later than December 15, 1999, the Credit Agreement and the Note shall, effective upon such fulfillment, be amended as follows:

         (a) The Credit Agreement is amended by deleting Section 1.1 in its entirety and substituting in lieu thereof the following:

                           1.1. Modified Payment Terms. PNI agrees and promises to pay to Glenayre the Principal Balance (as that term is defined in Section 5(b) below) and interest in accordance with the Amortization Schedule set forth in Exhibit A attached hereto; to wit, PNI shall pay interest to Glenayre on the first day of each month, commencing on January 1, 2000, computed on the unpaid Principal Balance from the date hereto and accruing at the rate of 12.57% simple interest per annum, and continuing until the Principal Balance is fully repaid to Glenayre, and in addition to said payment of interest to Glenayre, PNI shall pay to Glenayre all principal payments deferred up to March 31, 2001 on or before March 31, 2001, and subsequently pay to Glenayre interest and principal payments on the 1st day of each month beginning April 1, 2001 until the Maturity Date, on which date all remaining unpaid principal and accrued but unpaid interest hereunder shall be due and payable, if not sooner paid. For avoidance of doubt, it is the parties' intent that this section shall not affect Glenayre's rights and/or remedies if an Event of Default occurs.

         (b) The Credit Agreement is amended by deleting Section 6.8 in its entirety and substituting in lieu thereof the following:

                           6.8. Inspection and Monitoring. PNI shall allow Glenayre and its agents and employees to perform, at PNI's expense, such comprehensive inspection and monitoring of the Collateral and its and its Subsidiaries' properties and books and records (including but not limited to field exams) as Glenayre deems reasonably necessary or appropriate and PNI shall cooperate fully with same.

         (c) The Credit Agreement is amended by deleting from Section 9.1 thereof the definition of the term "Interest Rate" and "Maturity Date" in their entirety and substituting in their respective places the following:

                           "Interest Rate" means, except as otherwise set forth in Section 4, a fixed rate of interest of 12.57% per annum.

                           "Maturity Date" means December 1, 2001.

         The foregoing amendments to the Credit Agreement shall become effective automatically and without the need for any further documentation at such time as Glenayre has determined in its sole discretion that each and all of the Amendment Conditions have been timely fulfilled in strict accordance with the terms and conditions hereof.

4. Consent and Release. Upon Glenayre's determination, in its sole discretion, that each and all of the Amendment Conditions have been timely performed in strict accordance with the terms and conditions hereof, Glenayre shall consent to the Sale by executing an acknowledgement and consent document ("Acknowledgement and Consent") in the form attached hereto as Exhibit B. To the extent the Amendment Conditions require a payment to Glenayre of certain of the proceeds from the Sale, assuming all other Amendment Conditions have been fulfilled, Glenayre shall execute and deliver the aforesaid Acknowledgement and Consent simultaneously with delivery to it of such proceeds in immediately available funds.

5. Amendment Conditions. For purposes of this Agreement the following shall constitute the "Amendment Conditions":

         (a) There shall be no default or Event of Default existing under the terms of the Credit Agreement;

         (b) PNI shall have caused to be made a principal payment against the Note out of the proceeds of the Sale in the amount of Two Million Four Hundred Fifty-Four

                  Thousand Seven Hundred Fifty U.S. Dollars and Fifty Eight Cents ($2,454,750.58) in immediately available funds, so that the unpaid principal balance of the Note, (after giving effect to such principal payment and the payment for the sale of the Collateral, as set forth in Section 5(c) below) is One Million Nine Hundred Seventy Four Thousand One Hundred Ninety Seven U.S. Dollars and Forty Cents ($1,974,197.40) ("Principal Balance");

         (c) In addition to the principal payment pursuant to Section 5(b), PNI shall have paid any past due interest (including, but not limited to, the December 1999 interest payment of $46,671.70) and all amounts required to be paid by the Credit Agreement due to PNI's sale of Collateral (including, but not limited to, the amount due for the November 1999 sale of Collateral, which PNI has represented to Glenayre to be $25,802.60); and

         (d) Glenayre shall have received a fully executed copy of this Agreement.

6.       Waiver of Claims. PNI warrants and represents to Glenayre that the
         Note is not subject to any credits, charges, claims, or rights of offset or deduction of any kind or character whatsoever; PNI releases and discharges Glenayre from any and all claims and causes of action, whether known or unknown and whether now existing or hereafter arising, including without limitation, any usury claims, that have at any time been owned, or that are hereafter owned, in tort or in contract by PNI and its Affiliates and that arise out of any one or more circumstances or events that occurred prior to the date of this Agreement. Moreover, PNI and its Affiliates, jointly and severally, waive any and all claims now or hereafter arising from or related to any delay by Glenayre in exercising any rights or remedies under the Documents.

7.       Bankruptcy.

         (a) In entering into this Agreement, PNI and Glenayre hereby stipulate, acknowledge and agree that Glenayre gave up valuable rights and agreed to forbear from exercising legal remedies available to it in exchange for the promises, representations, acknowledgements and warranties of PNI as contained herein and that Glenayre would not have entered into this Agreement but for such promises, representations, acknowledgements, agreements, and warranties, all of which have been accepted by Glenayre in good faith, the breach of which by PNI in any way, at any time, now or in the future, would admittedly and confessedly constitute cause for dismissal of any such bankruptcy petition pursuant to 11 U.S.C. ss. 1112(b).

         (b) As additional consideration for Glenayre agreeing to forbear from immediately enforcing its rights and remedies under the Credit Agreement and in the Documents, PNI agree that in the event a bankruptcy petition under any Chapter of the Bankruptcy Code (11 U.S.C.ss. 101, et seq.) is filed by or against PNI at any time after the execution of this Agreement, Glenayre shall be entitled to the immediate entry of an order from the appropriate bankruptcy court granting Glenayre complete relief from the automatic stay imposed by ss.362 of the Bankruptcy Code (11 U.S.C.ss.362) to exercise its foreclosure and other rights, including but not limited to obtaining a foreclosure judgement and foreclosure sale, upon the filing with the appropriate court of a motion for relief from the automatic stay with a copy of this Agreement attached thereto. PNI specifically agree (i) that upon filing a motion for relief from the automatic stay, Glenayre shall be entitled to relief from the stay without the necessity of an evidentiary hearing and without the necessity or requirement of Glenayre to establish or prove the value of the Collateral, the lack of adequate protection of its interest in the Collateral, or lack of equity in the Collateral; (ii) that the lifting of the automatic stay hereunder by the appropriate bankruptcy court shall be deemed to be "for cause" pursuant to ss.362(d)(1) of the Bankruptcy Code (11 U.S.C.ss.362(d)(1); and (iii) that
                  PNI will not directly or indirectly oppose or otherwise defend against Glenayre's efforts to gain relief from the automatic stay. This provision is not intended to preclude
                  PNI from filing for protection under any Chapter of the Bankruptcy Code. The remedies prescribed in this paragraph are not exclusive and shall not limit Glenayre's rights under the Documents, this Agreement or under any law.

         (c) All of the above terms and conditions have been freely bargained for and are all supported by reasonable and adequate consideration and the provisions herein are material inducements for Glenayre entering into this Agreement.

8.       Miscellaneous.

         (a) Reaffirmation. PNI hereby acknowledges and reaffirms its obligations and liabilities under the Credit Agreement pursuant to the terms of this Agreement.

         (b)      Time is of the essence.

         (c) Full Force and Effect. Except as expressly herein amended, the terms and conditions of the Credit Agreement and the other Documents remain in full force and effect.

         (d) Counterparts. This Agreement may be executed in any number of counterparts, each of which need not contain the signatures of more than one party and all of which taken together shall constitute one in the same original same instruments. Delivery by facsimile by any of the parties hereto of an executed counterpart of this Agreement shall be as effective as an original executed counterpart hereof and shall be deemed a representation that an original executed counterpart hereof will be delivered.

         (e) Enforceability. PNI represent and warrant that it has the corporate or other necessary power and authority, and the legal right, to make, deliver and perform the Documents to which it is a party (including, but not limited to, this Agreement) and has taken all necessary corporate action to authorize the terms and conditions of Agreement and to authorize the execution, delivery and performance of the Documents to which it is a party. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Person is required to be obtained or made by or on behalf of PNI in connection with the execution, delivery, performance, validity or enforceability of the Documents. This Agreement has been duly executed, authorized and delivered on behalf of PNI. This Agreement and the Documents, when executed and delivered, will constitute, a legal, valid and binding obligation enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

                                   PNI

                                   PREFERRED NETWORKS, INC.


                                   By: /s/ Kathryn Putnam
                                      -----------------------------------------

                                   Title: Senior Vice President &
                                          Chief Financial Officer
                                         --------------------------------------


                                   GLENAYRE

                                   GLENAYRE ELECTRONICS, INC.


                                   By: /s/ John C. Berens
                                      -----------------------------------------

                                   Name: John C. Berens
                                        ---------------------------------------

                                   Title: Treasurer
                                         --------------------------------------

                                   EXHIBIT A

                             AMORTIZATION SCHEDULE




Preferred Networks, Inc.
Compound Period ..........:   Monthly

Nominal Annual Rate ......:   12.570  %
Effective Annual Rate ....:   13.320  %
Periodic Rate ............:    1.0475 %
Daily Rate ...............:    0.03444%

      Event              Start Date          Amount           Number      Period         End Date
      1 Loan             01-Dec-99         4,454,750.58          1
      2 Payment          09-Dec-99         Interest Only         1
      3 Payment          09-Dec-99         2,480,553.58          1
           Fixed Payment (+ Interest)
      4 Payment          01-Jan-00         Interest Only        15        Monthly      03/01/2001
      5 Payment          31-Mar-01         1,024,124.17          1
           Fixed Payment (+ Interest)
      6 Payment          01-Apr-01         Interest Only         1
      7 Payment          01-May-01         124,426.17            8        Monthly      12/01/2001

AMORTIZATION SCHEDULE - Normal Amortization

#                                   Date             Payment             Interest             Principal           Balance
Loan                            01-Dec-99                                                                        4,454,750.58
1                               09-Dec-99           12,273.14            12,273.14                0.00           4,454,750.58
2                               09-Dec-99        2,480,553.58                 0.00        2,480,553.58           1,974,197.00
1999  Totals                                     2,492,826.72            12,273.14        2,480,553.58

3                               01-Jan-00           15,637.26            15,637.26                0.00           1,974,197.00
4                               01-Feb-00           20,679.71            20,679.71                0.00           1,974,197.00
5                               01-Mar-00           20,679.71            20,679.71                0.00           1,974,197.00
6                               01-Apr-00           20,679.71            20,679.71                0.00           1,974,197.00
7                               01-May-00           20,679.71            20,679.71                0.00           1,974,197.00
8                               01-Jun-00           20,679.71            20,679.71                0.00           1,974,197.00
9                               01-Jul-00           20,679.71            20,679.71                0.00           1,974,197.00
10                              01-Aug-00           20,679.71            20,679.71                0.00           1,974,197.00
11                              01-Sep-00           20,679.71            20,679.71                0.00           1,974,197.00
12                              01-Oct-00           20,679.71            20,679.71                0.00           1,974,197.00
13                              01-Nov-00           20,679.71            20,679.71                0.00           1,974,197.00
14                              01-Dec-00           20,679.71            20,679.71                0.00           1,974,197.00
2000  Totals                                       243,114.07           243,114.07                0.00

15                              01-Jan-01           20,679.71            20,679.71                0.00           1,974,197.00
16                              01-Feb-01           20,679.71            20,679.71                0.00           1,974,197.00
17                              01-Mar-01           20,679.71            20,679.71                0.00           1,974,197.00
18                              31-Mar-01        1,044,520.60            20,396.43        1,024,124.17             950,072.83
19                              01-Apr-01              327.19               327.19                0.00             950,072.83
20                              01-May-01          124,426.17             9,952.01          114,474.16             835,598.67
21                              01-Jun-01          124,426.17             8,752.90          115,673.27             719,925.40
22                              01-Jul-01          124,426.17             7,541.22          116,884.95             603,040.45
23                              01-Aug-01          124,426.17             6,316.85          118,109.32             484,931.13
24                              01-Sep-01          124,426.17             5,079.65          119,346.52             365,584.61
25                              01-Oct-01          124,426.17             3,829.50          120,596.67             244,987.94
26                              01-Nov-01          124,426.17             2,566.25          121,859.92             123,128.02
27                              01-Dec-01          124,426.17             1,298.15          123,128.02                   0.00
2001  Totals                                     2,102,296.28           128,099.28        1,974,197.00

Grand Totals                                     4,838,237.07           383,486.49        4,454,750.58

                                   EXHIBIT B
                      FORM OF ACKNOWLEDGEMENT AND CONSENT

                           Glenayre Electronics, Inc.
                            5935 Carnegie Boulevard
                              Charlotte, NC 28209

Reference is hereby made to the Credit Agreement dated as January 26, 1996 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement") by and between Preferred Networks, Inc. ("PNI"), Glenayre Electronics, Inc. (the "Glenayre"). All capitalized terms used herein and not defined herein shall have the meanings given to such terms in the Credit Agreement.

Pursuant to Section 7.3 of the Credit Agreement, PNI and its Subsidiaries may not sell any of their assets (other than in the ordinary course of business) without the consent of Glenayre. It is contemplated that PNI will sell all or substantially all of its shares of common stock in EPS WIRELESS, INC. ("EPS"), a Georgia corporation and a wholly-owned subsidiary of PNI to Celestica Corporation (the "Sale") pursuant to that certain Share Purchase Agreement dated as of December 10, 1999, as amended ("Share Purchase Agreement"). This letter constitutes the consent of Glenayre to the Sale pursuant to the Share Purchase Agreement, provided that the "Amendment Conditions" set forth in that certain Agreement concerning Amendment to Credit Agreement between Glenayre and PNI dated December 9, 1999 (the "Agreement") have been satisfied or waived by December 15, 1999.

This agreement may be executed by one or more of the parties hereto on any number of separate counterparts (including by facsimile), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

Very truly yours,


                                       Acknowledged, Accepted and Agreed to:
GLENAYRE ELECTRONICS, INC.             PREFERRED NETWORKS, INC.


By:  /s/ John C. Berens                By: /s/  Kathryn Loev Putnam
     -------------------------------      -------------------------------------

Name: John C. Berens                   Name: Kathryn Loev Putman
     -------------------------------        -----------------------------------


Title: Treasurer                       Title: Senior Vice President and
      ------------------------------          Chief Financial Officer
                                             ----------------------------------